Exhibit 99.1


                                   FOR:  Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
 FOR IMMEDIATE RELEASE                   (773) 890-1010
 ---------------------
                               CONTACT:  Investor Relations:
                                         James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010



                    HOME PRODUCTS INTERNATIONAL ANNOUNCES
                            SECOND QUARTER RESULTS

     Sales drop and raw material cost increases lead to loss in quarter;
                    Company also announces plant closure.


      Chicago, IL, July 29, 2003 - Home Products International, Inc. (Nasdaq
 SmallCap: HOMZ), (the "Company"), a leader in the housewares industry, today announced financial results for the second quarter of its 2003 fiscal year.

      The Company reported a net loss of $3.3 million, $(0.42) per diluted share, for the second quarter ended June 28, 2003 as compared to net earnings a year ago of $3.7 million, $0.45 per diluted share. Earnings were negatively impacted by increased raw material costs and a decline in sales.

      Net sales in the quarter declined to $54.0 million from $59.6 million a year ago. The net sales decrease of 9% was due to selling price decreases and a decline in store count at Kmart, one of the Company's key customers. The Company reported negative cash flow (which the Company defines as the net change in cash and debt) during the second quarter of $9.8 million due to semi-annual high yield bond interest payments of $6 million. Receivable levels increased during the quarter due to seasonally higher net sales. The Company continues to be in compliance with all of its loan covenants, and net availability at June 28, 2003 under the Company's $50 million senior loan agreement was $43 million. At June 28, 2003, there were no borrowings outstanding under the senior loan agreement.

      For the six months ended June 28, 2003, the Company reported a net loss of $6.5 million ($0.82 per diluted share) as compared to earnings a year ago of $5.2 million ($0.63 per diluted share). Similar to the second quarter, results were impacted by increased raw material costs and a decline in net sales. Net sales during the six-month period were $103.2 million, down 7% from 2002 six-month sales of $110.6 million. A weak retail environment in the first quarter together with a decline in store count at Kmart contributed to the sales decline. Cash flow for the first six months of fiscal 2003 was a positive $0.4 million.

      The Company also announced that it plans to close its Eagan, Minnesota manufacturing and warehouse facility when its lease ends in January 2004. The Minnesota facility employs 130 people and manufactures various kitchen and general storage items. Production will be moved to existing Company facilities augmented by some outsourcing. Total costs to close the plant, including severance, increased depreciation charges and the relocation of some equipment will be about $4.5 million and will be recorded over the next 6-9 months. The Company expects to realize annual cash savings as a result of the plant closing, and currently estimates that the cash savings in the first year will be approximately $2 million (excluding plant closing costs).

      Commenting on the results, James R. Tennant, chairman and chief executive officer, stated, "The rising cost of plastic resin, our primary raw material, had a significant impact on the second quarter and our first half results. Resin costs have been moving up all year and have negatively impacted earnings. Our sales, while disappointing, reflect conditions in our industry. Because Kmart is one of our largest customers, their store closings during both 2002 and 2003 had an impact on comparable sales."
 With regard to the Company's decision to close the Eagan facility, Mr. Tennant stated, "The current business conditions we face require that the Company respond with meaningful expense reductions."


 The Company's second quarter conference call will take place Tuesday, July 29, 2003, starting at 10:00 a.m. Eastern Time (9:00 a.m. CT, 8:00 a.m. MT, and 7:00 a.m. PT). Dial 1-800-210-9006 approximately 10 minutes prior to conference time.

 A replay of the Company's second quarter conference call will be available from 1:00 p.m. Eastern Time July 29, 2003 through midnight Eastern Time August 4, 2003. Dial 1-888-203-1112, then enter confirmation code 475339.


 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.


 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected plant closing costs and estimated annual cash savings from such plant closing as well as other statements that may concern the Company's future growth, operating results, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include unanticipated plant closing costs; unanticipated difficulties and costs associated with the relocation of equipment and the manufacture or sourcing of products; market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. For a more detailed description of these and other risk factors, please refer to the Company's 10-K, 10-Q and other SEC filings.
 The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

                       Home Products International, Inc.
                     Condensed Consolidated Balance Sheets
                                ($ in thousands)


                                                     (Unaudited)
                                                       June 28,   December 28,
                                                         2003         2002
                                                       --------     --------
 Cash                                                 $   3,495    $   3,974
 Accounts receivable, net                                36,083       48,937
 Inventories                                             27,887       25,357
 Deferred income taxes                                    2,559        2,559
 Prepaid expenses and other current assets                1,519        1,879
                                                       --------     --------
   Current assets                                        71,543       82,706
                                                       --------     --------

 Fixed assets, net                                       36,521       37,189
 Goodwill, net                                           73,752       73,752
 Other intangibles, net                                     859        1,111
 Deferred income taxes                                    5,207        5,207
 Other non-current assets                                 3,264        3,553
                                                       --------     --------
   Total assets                                       $ 191,146    $ 203,518
                                                       ========     ========

 Accounts payable                                     $  24,188    $  22,986
 Accrued liabilities                                     21,711       28,993
 Current maturities of long term debt                       158          158
                                                       --------     --------
   Current liabilities                                   46,057       52,137
                                                       --------     --------

 Long term debt                                         129,576      129,621
 Other non-current liabilities                            4,380        4,293
                                                       --------     --------
 Long term debt and other non-current liabilities       133,956      133,914
                                                       --------     --------

 Stockholders' equity                                    11,133       17,467
                                                       --------     --------
   Total liabilities and stockholders' equity         $ 191,146    $ 203,518
                                                       ========     ========


                               Home Products International, Inc.
                        Condensed Consolidated Statements of Operations
                     ($ in thousands, except share and per share amounts)

                                 Thirteen weeks     Thirteen weeks    Twenty-six weeks   Twenty-six weeks
                                      ended             ended              ended              ended
                                  June 28, 2003      June 29, 2002      June 28, 2003      June 29, 2003
                                -------------------------------------------------------------------------
 Net sales                      $ 54,049  100.0%   $ 59,623  100.0%   $103,178  100.0%   $110,630  100.0%
 Cost of goods sold               46,425   85.9%     44,092   74.0%     86,884   84.2%     82,326   74.4%
                                -------------------------------------------------------------------------
   Gross profit                    7,624   14.1%     15,531   26.0%     16,294   15.8%     28,304   25.6%

 Selling, general and
   administrative expenses         7,382   13.7%      7,879   13.2%     15,614   15.1%     15,505   14.0%
 Amortization of intangibles         126    0.2%        123    0.2%        252    0.2%        253    0.2%
                                -------------------------------------------------------------------------
   Operating profit                  116    0.2%      7,529   12.6%        428    0.5%     12,546   11.4%

 Interest (expense)               (3,451)  (6.4%)    (3,454)  (5.8%)    (6,928)  (6.7%)    (6,938)  (6.3%)
 Other income                         26    0.0%       (164)  (0.3%)        69    0.1%       (143)  (0.1%)
                                -------------------------------------------------------------------------
   Earnings (loss) before
     income taxes                 (3,309)  (6.2%)     3,911    6.5%     (6,431)  (6.1%)     5,465    5.0%

 Income tax expense                  (20)  (0.0%)      (176)  (0.3%)       (44)  (0.0%)      (300)  (0.3%)
                                -------------------------------------------------------------------------
   Net earnings (loss)          $ (3,329)  (6.2%)  $  3,735    6.2%   $ (6,475)  (6.1%)  $  5,165    4.7%
                                =========================================================================

 Net earnings (loss) per share:
     Basic                        $(0.42)             $0.48             $(0.82)             $0.67
     Diluted                      $(0.42)             $0.45             $(0.82)             $0.63

 Number of weighted average
   common shares outstanding:
     Basic                     7,936,215          7,750,251          7,935,349          7,744,052
     Diluted                   7,936,215          8,212,095          7,935,349          8,161,168
